Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION
OF

Immudyne, Inc.
(a Delaware corporation)

(Pursuant to Sections 141(f), 228 and 242 of the
General Corporation Law of the State of Delaware)

Immudyne, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”)

HEREBY CERTIFIES THAT:

FIRST: The name of the corporation is Immudyne, Inc.

SECOND: The Corporation was originally incorporated by the filing of its Certificate of Incorporation with the Secretary of the State of Delaware on June 21, 1994, (as amended, the “Certificate”).

THIRD: The Corporation hereby amends the Certificate as follows:

The first sentence of the section entitled “CAPITAL STOCK” in ARTICLE IV of the Certificate is hereby deleted in its entirety and replaced with the sentence that follows:

“The total number of shares of all classes of capital stock that the Corporation shall be authorized to issue is 100,000,000 at a par value of (.01)”

FOURTH: The said amendment has been duly adopted by the directors and stockholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

The Corporation has caused this Certificate of Amendment to be signed by its duly authorized and elected President on September 21, 2017.

Immudyne, Inc.

By:	/s/ Mark McLaughlin
Mark McLaughlin President